EXHIBIT 99.3




                                 June 22, 1998






Aviation Sales Company
6905 N.W. 25th Street
Miami, Florida 33122


Ladies and Gentlemen:


     Reference is made to that Registration Statement of Form S-4, Registration No. 333-48699 (the "Registration Statement") of Aviation Sales Company (the "Company"), which is being filed with the Securities and Exchange Commission in order to register under the Securities Act of 1933, as amended (the "Securities Act"), $165 million in principal amount of a new issue of the Company's 8 1/8% senior subordinated notes due 2008 to be exchanged for substantially identical notes previously issued by the Company in a transaction exempt from registration under the Securities Act.


     Pursuant to Rule 438 under the Securities Act, the undersigned hereby consents to being named in the Prospectus included in the Registration Statement as a person about to become a director of the Company and to the filing of this consent as an exhibit to the Registration Statement.




                                        Very truly yours,





                                        /s/ JEFFREY N. GREENBLATT

                                           Jeffrey N. Greenblatt